Exhibit 10.1

SECOND AMENDMENT TO THE

AMENDED AND RESTATED WILSON BANK AND TRUST EXECUTIVE SALARY

CONTINUATION AGREEMENT

WHEREAS, Wilson Bank and Trust (the “Bank”) and James Randall Clemons, (the “Executive”) previously entered into the Amended and Restated Wilson Bank and Trust Executive Salary Continuation Agreement (the “Agreement”), originally effective as of March 30, 1995; and

WHEREAS, the Agreement is designed to provide retirement benefits (the “Benefits”) to the Executive upon certain enumerated events, payable out of the Bank’s general assets; and

WHEREAS, the Bank and the Executive amended the Agreement on January 1, 2009, to make changes required by Section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Bank and the Executive further amended the Agreement to (i) clarify the payment of benefits thereunder following the Executive’s disability and (ii) freeze the accrual of Benefits under the Agreements as of October 1, 2012;

WHEREAS, the Bank and the Executive have agreed to further amend the Agreement to extend the period of benefit payments regarding the Executive’s Retirement following age 65 under the Agreement and executed Amendments as of September 26, 2016.

NOW, THEREFORE, effective September 26, 2016, the Bank and the Executive hereby amend the Agreement to add a new Section 27, which shall read as follows:

27. Notwithstanding any other provision of this Agreement, in the event that (i) benefits become payable under Sections 3(a) and 4(a) of the Agreement and any Amendments thereto, (ii) if such benefits have been paid for a total of One Hundred Eighty (180) payments (the “Original Payment Period”), as provided in Section 4(a) hereunder, and (iii) the Executive is currently living at the end of the Original Payment Period, then such benefit payments shall continue beyond the Original Payment Period for the remainder of the Executive’s life. Such extension of accrued benefits will be paid in accordance with the terms of Sections 3(a) and 4(a) of the Agreement and any Amendments thereto in a manner consistent therewith and with Section 409A of the Code. Notwithstanding the foregoing, the continuation of payments under this Agreement past the Original Payment Period and for the remainder of the Executive’s life shall not effect the time and form of payment of any amounts already accrued under the Agreement or any other arrangement. The Bank and Executive both acknowledge that the continuation of benefits hereunder past the Original Payment Period is a new and separate benefit and such benefit shall only be paid following the Original Payment Period if the Executive is alive at such time.

IN WITNESS WHEREOF, both parties hereto acknowledge that each has carefully read and considered this Amendment and consent to the changes contained herein. Both parties have caused this Second Amendment to the Amended and Restated Wilson Bank and Trust Executive Salary Continuation Agreement to be executed this 26th day of September, 2016, effective September 26, 2016.

WILSON BANK AND TRUST
Lebanon, Tennessee

Witness:	/s/ Christy Norton	By:	/s/ Elmer Richerson
		Title:	President

Witness:	/s/ Lisa Pominski

/s/ James Randall Clemons
James Randall Clemons

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